EXHIBIT 10.3

AMENDMENT NO. 17 TO

CREDIT AND SECURITY AGREEMENT

THIS AMENDMENT NO. 17 TO CREDIT AND SECURITY AGREEMENT (this “Amendment”) is effectively dated as of the 26th day of October, 2020, by and among MONROE STAFFING SERVICES, LLC, a Delaware limited liability company, FARO RECRUITMENT AMERICA, INC., a New York corporation, LIGHTHOUSE PLACEMENT SERVICES, INC., a Massachusetts corporation, STAFFING 360 GEORGIA, LLC, a Georgia limited liability company, and KEY RESOURCES, INC., a North Carolina corporation (each of the foregoing Persons and each Subsidiary joining the Credit Agreement as hereinafter defined as a Borrower, individually, each a “Borrower” and collectively, “Borrowers”), STAFFING 360 SOLUTIONS, INC., a Delaware corporation (as “Parent”), and MIDCAP FUNDING IV TRUST, a Delaware statutory trust, as successor-by-assignment to MidCap Funding X Trust (as Agent for Lenders, “Agent”, and individually, as a Lender), and the other financial institutions or other entities from time to time parties to the Credit Agreement referenced below, each as a Lender.

RECITALS

A.Borrowers, Agent and Lenders are party to that certain Credit and Security Agreement dated as of April 8, 2015 (as amended by that certain Amendment No. 1 and Joinder Agreement to Credit and Security Agreement dated as of July 13, 2015, by that certain Amendment No. 2 to Credit and Security Agreement dated as of August 31, 2015, by that certain Overadvance Letter dated October 9, 2015, by that certain Overadvance Letter dated as of November 20, 2015, by that certain Overadvance Letter dated as of February 8, 2016, by that certain Amendment No. 3 to Credit and Security Agreement and Limited Waiver dated as of February 8, 2016, by that certain Amendment No. 4 and Joinder Agreement to Credit and Security Agreement dated as of July 11, 2016, by that certain Amendment No. 5 to Credit and Security Agreement dated as of September 26, 2016, by that certain Amendment No. 6 to Credit and Security Agreement and Limited Consent dated as of January 26, 2017, by that certain Amendment No. 7 to Credit and Security Agreement and Limited Consent dated as of June 5, 2017, by that certain Amendment No. 8 and Joinder Agreement to Credit and Security Agreement and Limited Consent dated as of September 15, 2017, by that certain Amendment No. 9 to Credit and Security Agreement and Limited Consent dated as of June 6, 2018, by that certain Amendment No. 10 and Joinder Agreement to Credit and Security Agreement and Limited Consent dated as of August 27, 2018, by that certain Overadvance Letter dated as of January 3, 2019, by that certain Amendment No. 11 to Credit and Security Agreement dated as of February 7, 2019, by that certain Overadvance Letter dated as of April 1, 2019, by that certain Amendment No. 12 to Credit and Security Agreement dated as of April 1, 2019, by that certain Overadvance Letter dated as of July 15, 2019, by that certain Amendment No. 13 to Credit and Security Agreement dated as of August 2, 2019, by that certain Amendment No. 14 dated as of August 8, 2020, by that certain Amendment No. 15 dated as of September 7, 2020, by that certain Amendment No. 16 dated as of October 7, 2020, as amended hereby and as it may be further amended, modified and restated from time to time, the “Credit Agreement”).  Capitalized terms used but not otherwise defined in this Amendment shall have the meanings set forth in the Credit Agreement.

B.Borrowers, Agent and Lenders have agreed to amend the Credit Agreement as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, the terms and conditions set forth in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Agent, Lenders, Parent and Borrowers hereby agree as follows:

1.Recitals. This Amendment shall constitute a Financing Document and the Recitals set forth above shall be construed as part of this Amendment as if set forth fully in the body of this Amendment.

2.Amendments to Credit Agreement.

(a)Section 1.1 (Amended and Restated Definitions).The following defined terms in Section 1.1 of the Credit Agreement are hereby amended and restated in their entirety as follows:

“Commitment Expiry Date” means September 1, 2022.

“JIG Note Purchase Agreement” means that certain Second Amended and Restated Note Purchase Agreement, dated as of the Seventeenth Amendment Closing Date, by and among the Parent, the Borrowers, certain other subsidiaries of the Parent, and JIG.

“Minimum Liquidity” means (i) for the period of time through and including the end of December 2021, the Revolving Loan Availability; and (ii) at any time thereafter, the sum of the Revolving Loan Availability, plus cash and cash equivalents that are (a) owned by a Credit Party, and (b) not subject to any Lien other than a Lien in favor of Agent, excluding, however, any cash and cash equivalents in a specified amount pledged to or held by Agent to secure a specified Obligation in that amount.  For the avoidance of doubt, cash and cash equivalents that in accordance with this Agreement secure the Loans generally are not excluded except to the extent so specified.

“Responsible Officer” means any of the Chairman (with respect the Parent), Chief Executive Officer, Chief Financial Officer or any other officer of the applicable Credit Party acceptable to Agent.

(b)Section 1.1 (New Defined Terms).Section 1.1 of the Credit Agreement is hereby amended to add the below defined terms:

“Seventeenth Amendment Closing Date” means October 26, 2020.

“Defined Period” means (a) for purposes of calculating the Minimum Adjusted EBITDA covenant (and nested calculations with respect thereto) required by Section 6.4 hereof, the trailing three (3) Fiscal Month period (T3M) ending on any date of determination of such Minimum Adjusted EBITDA covenant; and (b) for all other purposes, the trailing twelve (12) Fiscal Months (T12M) ending on any date of determination.

(c)Section 1.1 (Select Financial Definitions).   As used in the Credit Agreement, the following defined terms shall have the corresponding meanings set forth on Attachment 1 attached hereto and made a part hereof (and, for the avoidance of doubt, any existing definitions set forth in the Credit Agreement prior to the effectiveness of this Amendment shall be amended and restated in their entirety by the definitions set forth on Attachment 1):  “Adjusted EBITDA”;  “Consolidated Net Income”;  “EBITDA”; “Fixed Charge Coverage Ratio”; “Fixed Charges”; “Operating Cash Flow”; “Total Net Debt”; “Total Leverage Ratio”.

(d)Permitted Distributions.  The definition of “Permitted Distributions” in the Credit Agreement is hereby amended by deleting clauses 2(a), 2(b) and 2(c) of such definition in their entirety and replacing such clauses with the following:

(a) [intentionally deleted], (b) cash dividends payable in respect of the Parent’s Series A Preferred Stock, Series E Preferred and Series E-1 Preferred Stock in accordance with their respective terms in effect on the Seventeenth Amendment Closing Date, pursuant to the Amended and Restated Certificate of Incorporation of the Parent and the Certificate of Designation, in each case copies of which having been delivered to the Agent as of the Seventeenth Amendment Closing Date, and (c) the redemption or repurchase for cash of the Company’s Series A Preferred, Series E Preferred Stock and Series E-1 Preferred Stock in accordance with their respective terms in effect on the Seventeenth Amendment Closing Date, pursuant to the Amended and Restated Certificate of Incorporation of the Parent and the Certificate of Designation, in each case copies of which having been delivered to the Agent as of the Seventeenth Amendment Closing Date; provided, however, in each case of clauses (2)(b) and 2(c), no Default or Event of Default shall exist and, prior to the payment of such dividend or such repurchase or redemption, Agent shall have received pro forma financial statements and financial covenant calculations showing that on a pro forma basis the payment of such dividend does not and will not result in a Default or an Event of Default.

(e)Section 2.2(f) (Deferred Revolving Loan Origination Fee).  Section 2.2(f) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(f)  Deferred Revolving Loan Origination Fee.  If Lenders’ funding obligations in respect of the Revolving Loan Commitment under this Agreement terminate for any reason (whether by voluntary termination by Borrowers, by reason of the occurrence of an Event of Default or otherwise, except with respect to a termination pursuant to the applicable provisions of Section 2.1(c) above), Borrowers shall pay to Agent, for the benefit of all Lenders committed to make Revolving Loans on the Seventeenth Amendment Closing Date, a fee on the date of such termination as compensation for the costs of such Lenders being prepared to make funds available to Borrowers under this Agreement, equal to an amount determined by multiplying the Revolving Loan Commitment by the following applicable percentage amount:  (i) 3% if such termination occurs during the twelve (12) month period following the Seventeenth Amendment Closing Date; and (ii) 2% if such termination occurs thereafter. All fees payable pursuant to this paragraph shall be deemed fully earned and non-refundable as of the Seventeenth Amendment Closing Date.

(f)Section 5.17 (Payments and Modifications of the Key Resources Seller Debt).  Section 5.17 the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Section 5.17  Payments and Modifications of the Key Resources Seller Debt.  No Credit Party will, or will permit any Subsidiary to, directly or indirectly (a) declare, pay, make or set aside any amount for payment in respect of the Key Resources Seller Debt from proceeds of the Loans or Collateral; provided, however, that the Credit Parties may declare, pay, make or set aside any amount for payment in respect of the Key Resources Seller Debt if at the time of making such payment and after giving effect to such payment on a pro forma basis (x) there shall exist no Default or Event of Default (including pro forma compliance with the financial covenants recomputed for the end of the most recently completed test period applicable to such financial covenant for which financial statements have been delivered and assuming such payment occurred on the last day thereof), (y) the Credit Parties shall have Minimum Liquidity equal to or in excess of $3,000,000, and (z) the Credit Parties shall have Revolving Loan Availability equal to or in excess of $1,500,000, provided, that no less than two (2) Business Days prior to the intended date of payment,  Credit Parties shall have delivered evidence acceptable to Agent of compliance with the forgoing, including a duly completed Compliance Certificate signed by a Responsible Officer stating that the conditions in subclauses (x), (y) and (z) of this clause (a) have been met and setting forth calculations showing pro forma compliance with subclauses (x), (y) and (z) of this clause (a)  after giving effect to such payment, or (b) amend or otherwise modify the terms of the Key Resources Seller Debt.

(g)Section 6.2 (Fixed Charge Coverage Ratio).  Section 6.2 the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Section 6.2 Fixed Charge Coverage Ratio Reporting. The Credit Parties shall deliver to Agent within thirty (30) days after the last day of each Fiscal Month a calculation of the Fixed Charge Coverage ratio for the period of trailing twelve Fiscal Months most recently ended on the last day of such Fiscal Month.

(h)Section 6.3 (Minimum Liquidity).  Section 6.3 the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Section 6.3  Minimum Liquidity; Minimum Revolving Loan Availability. Commencing on October 31, 2020 and until such time as all Obligations are paid, satisfied and discharged in full, the Credit Parties shall, as of the end of each month, have (a) Minimum Liquidity (inclusive, for the avoidance of doubt, of Revolving Loan Availability) equal to or in excess of $3,000,000, and (b) Revolving Loan Availability of at least $1,500,000.

(i)Section 6.4 (Minimum Adjusted EBITDA).  Section 6.4 the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Section 6.4  Minimum Adjusted EBITDA.  Commencing with the Fiscal Month ending March 31, 2021 and until such time as all Obligations are paid, satisfied and discharged in full, the Credit Parties shall, as of the end of each Fiscal Month, have Adjusted EBITDA, calculated on a trailing three-month basis, of not less than the Minimum Adjusted EBITDA amount for the corresponding Fiscal Month end as set forth in the table below:

Fiscal Month End Test Date	Minimum Adjusted EBITDA
March 31, 2021	$2,400,000
April 30, 2021	$2,171,000
May 31, 2021	$1,941,000
June 30, 2021	$1,483,000
July 31, 2021	$1,529,000
August 31, 2021	$1,575,000
September 30, 2021	$1,666,000
October 31, 2021	$1,734,000
November 30, 2021	$1,802,000
December 31, 2021	$1,938,000
January 31, 2022	$2,253,000
February 28, 2022	$2,568,000
March 31, 2022	$3,199,000
April 30, 2022	$2,911,000
May 31, 2022	$2,622,000
June 30, 2022	$2,046,000
July 31, 2022	$2,094,000
August 31, 2022	$2,141,000
September 30, 2022	$2,237,000

(j)Section 6.7 (Total Leverage Ratio).  Section 6.7 the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Section 6.7  Total Leverage Ratio. Commencing with the Fiscal Month ending March 31, 2021 and until such time as all Obligations are paid, satisfied and discharged in full, the Credit Parties will not, as of the end of any Fiscal Month, permit the Total Leverage Ratio, calculated on a trailing twelve-month basis, to be greater than the ratio set forth in the table below for the corresponding Fiscal Month end set forth in the table below:

Fiscal Month End	Total Leverage Ratio
March 31, 2021	13.1 to 1.00
April 30, 2021	11.6 to 1.00
May 31, 2021	10.2 to 1.00
June 30, 2021	9.8 to 1.00
July 31, 2021	9.3 to 1.00
August 31, 2021	8.9 to 1.00
September 30, 2021	8.0 to 1.00
October 31, 2021	7.9 to 1.00
November 30, 2021	7.8 to 1.00
December 31, 2021	7.1 to 1.00
January 31, 2022	8.0 to 1.00
February 28, 2022	6.7 to 1.00
March 31, 2022	7.4 to 1.00
April 30, 2022	6.1 to 1.00
May 31, 2022	7.0 to 1.00
June 30, 2022	5.8 to 1.00
July 31, 2022	6.8 to 1.00
August 31, 2022	5.7 to 1.00
September 30, 2022	6.5 to 1.00

(k)Section 10.5 (Default Rate).  Section 10.5 the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Section 10.5    Default Rate of Interest.  At the election of Agent or Required Lenders, after the occurrence of an Event of Default (other than any Event of Default resulting solely from the failure of the Credit Parties to comply with the financial covenants set forth in Sections 6.4 and 6.7 of this Agreement for any period of determination through and including September 30, 2021), and for so long as it continues, (a) the Loans and other Obligations shall bear interest at rates that are three percent (3.0%) per annum in excess of the rates otherwise payable under this Agreement and (b) the fee described in Section 2.5(b) shall increase by a rate that is three percent (3.0%) in excess of the rate otherwise payable under such Section; provided, however, that in the case of any Event of Default specified in Section 10.1(e) or 10.1(f) above, such default rates shall apply immediately and automatically without the need for any election or action of any kind on the part of Agent or any Lender.  For the avoidance of doubt (A) the imposition of interest accruing at the default rate and the increase of the fee as set forth above, and (B) the exception to the imposition of interest accruing at the default rate and the increase of the fee as set forth above in the case of an Event of Default arising as a result of noncompliance with any financial covenant set forth in Sections 6.4 and 6.7 hereof for any period through and including September 30, 2021, is not intended to, nor shall it be construed, as limiting any rights or remedies of the Agent or any Lender in respect of the occurrence of any Event of Default, including, without limitation any rights or remedies set forth in Article 10 hereof, or the rights and remedies set forth in any other Financing Document, and the rights and remedies under applicable Laws.

(l)Exhibit B (Form of Compliance Certificate).  The form of Compliance Certificate attached as Exhibit B to the Credit Agreement is hereby deleted and replaced with the form of Compliance Certificate attached hereto as Attachment 2 and made a part hereof.

3.Confirmation of Representations and Warranties; Reaffirmation of Security Interest.

(a)Each Borrower hereby confirms that all of the representations and warranties set forth in Article 3 of the Credit Agreement are true and correct in all material respects with respect to such Borrower as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, and covenants to perform its respective obligations under the Credit Agreement.  To induce Agent and Lender to enter into this Agreement, Borrowers and Parent further represent and warrant that:

(i)no Default or Event of Default has occurred or is continuing as of the date hereof;

(ii)as of the date hereof and, immediately after giving effect to this Amendment and the transactions contemplated hereby, the representations and warranties of Borrowers contained in the Financing Documents are true and correct in all material respects (or if any representation or warranty is qualified with respect to materiality, in all respects) on and as of the date hereof to the same extent as though made on and as of such date except to the extent such representations and warranties specifically relate to an earlier date; and

(iii)the execution, delivery and performance by Borrowers and Parent of this Amendment are within each of its corporate powers and have been duly authorized by all necessary corporate action, and this Amendment is the legal, valid and binding obligation of Borrowers and Parent enforceable against Borrowers and Parent in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws relating to the enforcement of creditors’ rights generally and by equitable principles, and neither the execution, delivery or performance by Borrowers and Parent of this Agreement (A) violates any Law, or any other rule or decree of any Governmental Authority, (B) conflicts with or results in the breach or termination of, constitutes a default under or accelerates any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which Borrowers or Parent is a party or by which Borrowers or Parent or any of its property is bound, except for such conflicts, breaches, terminations, defaults or accelerations that would not reasonably be expected to have a Material Adverse Effect, (C) results in the creation or imposition of any Lien upon any of the Collateral, (D) violates or conflicts with the by-laws or other organizational documents of Borrowers and Parent, or (E) requires the consent, approval or authorization of, or declaration or filing with, any other Person, except for those already duly obtained.

(b)Each Borrower and Parent confirms and agrees that all security interests and Liens granted to Agent continue in full force and effect, and all Collateral remains free and clear of any Liens, other than those granted to Agent and Permitted Liens. Nothing herein is intended to impair or limit the validity, priority or extent of Agent’s security interests in and Liens on the Collateral.  For the avoidance of any doubt, the Collateral secures repayment of the Obligations and the Affiliated Obligations, and in furtherance thereof, Borrowers and Parent hereby reaffirm the grant to Agent, for the benefit of itself and Lenders, of a continuing first priority Lien (subject to Permitted Liens) on and security interest in all of the Collateral as security for the payment and performance of the Obligations, and for the payment and performance of all obligations under the Affiliated Financing Documents.

4.Enforceability. This Amendment constitutes the legal, valid and binding obligation of each Borrower and Parent, and is enforceable against each Borrower and Parent in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles.

5.Costs and Fees. In consideration of Agent’s agreement to enter into this Amendment, Borrower shall pay to Agent a modification fee equal to One Hundred Thousand and No/100 Dollars ($100,000.00) (the “Modification Fee”), which amount shall include and be reduced by the modification fees in the total amount of Forty Thousand and No/100 Dollars ($40,000.00) received by Agent in connection with prior extensions of the Commitment Expiry Date.  The Modification Fee shall be fully earned upon the execution of this Amendment.  Furthermore, Borrowers shall be responsible for the payment of all reasonable costs and fees of Agent’s counsel incurred in connection with the preparation of this Amendment and any related documents.  If Agent or any Lender uses in-house counsel for any of these purposes, Borrowers further agree that the

Obligations include reasonable charges for such work commensurate with the fees that would otherwise be charged by outside legal counsel selected by Agent or such Lender for the work performed.  Borrowers hereby authorize Agent to deduct all of such fees set forth in this Section 5 from the proceeds of one or more Revolving Loans made under the Credit Agreement.

6.Reaffirmation of Security Interest.  Each of the Borrowers and Parent confirms and agrees that:  (i) all security interests and liens granted to Agent continue in full force and effect, and (ii) all Collateral remains free and clear of any liens other than liens in favor of Agent and Permitted Encumbrances.  Nothing herein contained is intended to impair or limit the validity, priority and extent of Agent’s security interest in and liens upon the Collateral.

7.Conditions to Effectiveness.  This Amendment shall become effective as of the date on which each of the following conditions has been satisfied (the “Effective Date”):

(a)Amendments.  Borrowers and Parent shall have delivered to Agent:

(i)this Amendment, duly executed by an authorized officer of each Credit Party; and

(ii)a fully-executed and authorized amendment to the Intercreditor Agreement in form and substance satisfactory to the Agent, incorporating, among other things, the 2020 JIG NPA and the other 2020 JIG NPA Documents (as such terms are defined below);

(iii)(A) a duly executed copy of that certain Second Amended and Restated Note Purchase Agreement, dated as of October 26, 2020, by and among the Parent, the Borrowers, certain other subsidiaries of the Parent in form and substance satisfactory to the Agent (the “2020 JIG NPA”), and (B) duly executed copies of all other agreements, documents and instruments executed and delivered in connection with the 2020 JIG NPA, each in form and substance satisfactory to the Agent (together with the 2020 JIG NPA, collectively the “2020 JIG NPA Documents”);

(b)2020 JIG NPA Closing.  The Agent shall have received satisfactory evidence that the amendments and transactions contemplated by the 2020 JIG NPA Documents shall close prior to or simultaneously with the transactions contemplated by this Amendment and be effective simultaneously with the effectiveness of this Amendment.

(c)Representations and Warranties.  All representations and warranties of Borrowers contained herein shall be true and correct in all material respects as of the Effective Date except to the extent such representations and warranties specifically relate to an earlier date (and such parties’ delivery of their respective signatures hereto shall be deemed to be their certification thereof); and

(d)Fees and Expenses.  Agent shall have received from Borrowers of all of the fees owing pursuant to this Amendment and Agent’s reasonable out-of-pocket legal fees and expenses.

8.Release.  Each Borrower, voluntarily, knowingly, unconditionally and irrevocably, with specific and express intent, for and on behalf of itself and all of its respective parents, subsidiaries, affiliates, members, managers, predecessors, successors, and assigns, and each of their respective current and former directors, officers, shareholders, agents, and employees (collectively, “Releasing Parties”), does hereby fully and completely release, acquit and forever discharge each Indemnitee (as defined in the Credit Agreement) of and from any and all actions, causes of action, suits, debts, disputes, damages, claims, obligations, liabilities, costs, expenses and demands of any kind whatsoever, at law or in equity, whether matured or unmatured, liquidated or unliquidated, vested or contingent, choate or inchoate, known or unknown that the Releasing Parties (or any of them) has against the Indemnitees (or any of them), that directly or indirectly arise out of, are based upon or are in any manner connected with any Prior Related Event.  “Prior Related Event” means any transaction, event, circumstance, action, failure to act, occurrence of any type or sort, whether known or unknown, which occurred, existed, was taken, was permitted or begun in accordance with, pursuant to or by virtue of (a) any of the terms of this Amendment or any other Financing Document, (b) any actions, transactions, matters or circumstances related hereto or thereto, (c) the conduct of the relationship between any Indemnitee and any Borrower, or (d) any other actions or inactions by any Indemnitee, all on or prior to the Effective Date.  Each Borrower acknowledges that the foregoing release is a material inducement to Agent’s and Lender’s decision to enter into this Amendment and to agree to the modifications contemplated hereunder.

9.No Waiver or Novation.  The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Agent, nor constitute a waiver of any provision of the Credit Agreement, the Financing Documents or any other documents, instruments and agreements executed or delivered in connection with any of the foregoing.  Nothing herein is intended or shall be construed as a waiver of any existing Defaults or Events of Default under the Credit Agreement or other Financing Documents or any of Agent’s rights and remedies in respect of such Defaults or Events of Default.  This Amendment (together with any other document executed in connection herewith) is not intended to be, nor shall it be construed as, a novation of the Credit Agreement.

10.Affirmation.  Except as specifically amended pursuant to the terms hereof, the Credit Agreement and all other Financing Documents (and all covenants, terms, conditions and agreements therein) shall remain in full force and effect, and are hereby ratified and confirmed in all respects by Borrowers.  Each Borrower covenants and agrees to comply with all of the terms, covenants and conditions of the Credit Agreement (as amended hereby) and the Financing Documents, notwithstanding any prior course of conduct, waivers, releases or other actions or inactions on Agent’s or any Lender’s part which might otherwise constitute or be construed as a waiver of or amendment to such terms, covenants and conditions. For the avoidance of any doubt, the “deferred revolving loan origination fee” described in Section 2.2(f) of the Credit Agreement shall be due and payable on the Commitment Expiry Date, as amended by this Amendment.

11.Limited Waiver.  On the Effective Date and provided that all defaults and events of default under the Subordinated Debt Documents shall have been waived, Agent and Lenders hereby waive the Events of Default set forth on Attachment 3 attached hereto and made a part hereof (collectively, the “Existing Events of Default”).  The limited waiver set forth in this Section 11 is effective solely for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to: (a) except as expressly provided herein, be a consent to any amendment, waiver or modification of any term or condition of the Credit Agreement or of any other Financing Document; (b) prejudice any right that Agent or the Lenders have or may have in the future under or in connection with the Credit Agreement or any other Financing Document; (c) waive any other Event of Default that may exist as of the date hereof; (d) waive compliance with any provision of the Credit Agreement for any period other than for the limited periods as specifically set forth on Attachment 3; or (e) establish a custom or course of dealing among any of the Credit Parties, on the one hand, or Agent or any Lender, on the other hand.

12.Miscellaneous.

(a)Reference to the Effect on the Credit Agreement. Upon the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of similar import shall mean and be a reference to the Credit Agreement, as amended by this Amendment.  Except as specifically amended above, the Credit Agreement, and all other Financing Documents (and all covenants, terms, conditions and agreements therein), shall remain in full force and effect, and are hereby ratified and confirmed in all respects by Borrowers.

(b)Incorporation of Credit Agreement Provisions.  The provisions contained in Section 11.6 (Indemnification), Section 12.8 (Governing Law; Submission to Jurisdiction) and Section 12.9 (Waiver of Jury Trial) of the Credit Agreement are incorporated herein by reference to the same extent as if reproduced herein in their entirety.

(c)Headings.  Section headings in this Amendment are included for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

(d)Counterparts.  This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  Signatures by facsimile or by electronic mail delivery of an electronic version (e.g., .pdf or .tif file) of an executed signature page shall be treated as delivery of an original and shall bind the parties hereto. This Amendment constitutes the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

[SIGNATURES APPEAR ON FOLLOWING PAGES]

EXHIBIT 10.3

IN WITNESS WHEREOF, intending to be legally bound, and intending that this document constitute an agreement executed under seal, the undersigned have executed this Amendment under seal as of the day and year first hereinabove set forth.

AGENT:	MIDCAP FUNDING IV TRUST

	By:	Apollo Capital Management, L.P.,
its investment manager

	By:	Apollo Capital Management GP, LLC,
its general partner

	By:	/s/ Maurice Amsellem	(SEAL)
	Name:	Maurice Amsellem
	Title:	Authorized Signatory

LENDER:	MIDCAP FUNDING IV TRUST

	By:	Apollo Capital Management, L.P.,
its investment manager

	By:	Apollo Capital Management GP, LLC,
its general partner

	By:	/s/ Maurice Amsellem	(SEAL)
	Name:	Maurice Amsellem
	Title:	Authorized Signatory

Signature Page to

Amendment No. 17 to Credit and Security Agreement

EXHIBIT 10.3

BORROWERS:			MONROE STAFFING SERVICES, LLC,
a Delaware limited liability company

			By:	/s/ Brendan Flood	(Seal)
			Name:	Brendan Flood
			Title:	Chairman and Chief Executive Officer

LIGHTHOUSE PLACEMENT SERVICES, INC., a Massachusetts corporation			FARO RECRUITMENT AMERICA, INC.,

a New York corporation

By:	/s/ Brendan Flood	(Seal)	By:	/s/ Brendan Flood	(Seal)
Name:	Brendan Flood		Name:	Brendan Flood
Title:	Chairman and Chief Executive Officer		Title:	Chairman and Chief Executive Officer

STAFFING 360 GEORGIA, LLC, a Georgia limited liability company			KEY RESOURCES, INC.,

a North Carolina corporation

By:	/s/ Brendan Flood	(Seal)	By:	/s/ Brendan Flood	(Seal)
Name:	Brendan Flood		Name:	Brendan Flood
Title:	Chairman and Chief Executive Officer		Title:	Chairman and Chief Executive Officer

PARENT:			STAFFING 360 SOLUTIONS, INC.,
a Delaware corporation

			By:	/s/ Brendan Flood	(Seal)
			Name:	Brendan Flood
			Title:	Chairman and Chief Executive Officer

Signature Page to

Amendment No. 17 to Credit and Security Agreement

Attachment 1 to Amendment No. 17 To Credit And Security Agreement

Select Financial Definitions

“Adjusted EBITDA” means, for any specified fiscal period, EBITDA for such period, plus (a) without duplication and to the extent deducted in calculating such EBITDA, (i) any non-cash compensation for such period, (ii) any financing costs, legal costs, incremental costs related to refinancings/restructurings incurred and payable for such period, (iii) any restructuring costs related to people/office closures incurred during such period, (iv) any non-cash foreign exchange impact of intercompany loans between any US and UK entity, for such period, (v) any exceptional bad debts from clients that result primarily from the impact of the COVID-19 pandemic for such period, (vi) any merger or acquisition costs in connection with any merger or acquisition to the extent permitted under this Agreement, incurred during such period, and (vii) any specific COVID-19 pandemic related costs incurred during such period, minus (b) without duplication and to the extent included in calculating such EBITDA, any Paycheck Protection Program loan forgiveness/additional stimulus gains or income obtained during such period; provided, however, that with respect to each of the items described in the immediately preceding clauses (i) through (vii),  (A) such items must be reasonably identifiable and factually supportable (in the good faith determination of the Parent, as certified by the Parent in the Compliance Certificate delivered by the Parent for such period, and (B) upon the request by the Agent, the Parent hereby covenants and agrees that it shall promptly (and in any event not later than five (5) Business Days’ following such request by the Agent) furnish to the Agent all appropriate information and supporting documentation in form and scope reasonable satisfactory to the Agent as is necessary in the good faith judgment of the Agent to demonstrate that such items do in fact meet the condition specified in the immediately preceding Clause (A).

“Consolidated Net Income” means, for any specified fiscal period, the net income (or loss) for the Parent and its Consolidated Subsidiaries for such fiscal period as reflected on the consolidated financial statements of the Parent and its Subsidiaries prepared in accordance with GAAP (except, as to any interim unaudited financial statements, such interim unaudited financial statements are subject to normal year-end adjustments and the absence of footnote disclosures), but excluding (A) the income (or loss) of any Person (other than Subsidiaries of  Parent) in which Parent or any of its Subsidiaries has an ownership interest unless received by Parent or any of its Subsidiaries in a cash distribution; and (B) the income (or loss) of any Person accrued prior to the date it became a Subsidiary of Parent or is merged into or consolidated with the Parent).

“EBITDA” means, for any specified fiscal period, Consolidated Net Income for such period, plus (a) without duplication and to the extent deducted in calculating such consolidated net income (or loss) for such period, (i) consolidated interest expense, net of any interest income, during such period, (ii) any provision for (or minus any benefit from) income and franchise taxes payable for such period, and  (iii) depreciation and amortization expense for such period, minus (b) without duplication and to the extent included in calculating such consolidated net income (loss) for such period, any income from activities unrelated to the recurring business activities of the Parent and its Consolidated Subsidiaries.

“Fixed Charge Coverage Ratio” means the ratio of Operating Cash Flow to Fixed Charges for each Defined Period

“Fixed Charges” for any applicable Defined Period means the sum of:  (a) interest paid in cash (net of interest received in cash) by  Parent and its Consolidated Subsidiaries for the Defined Period;   plus (b) any provision for (or minus any benefit from) income or franchise taxes included in the determination of Consolidated Net Income for the Defined Period;  plus (c) payments of principal for the Defined Period with respect to all Debt (including the portion of scheduled payments under capital leases allocable to principal but excluding mandatory prepayments required by Section 2.1 and excluding scheduled repayments of Revolving Loans and other Debt subject to reborrowing to the extent not accompanied by a concurrent and permanent reduction of the Revolving Loan Commitment (or equivalent loan commitment)); plus  (d) Permitted Distributions paid in cash (excluding any Permitted Distributions paid to any Borrower); plus  (e) payments with respect to earnouts and purchase price adjustments; minus (f) payments of principal for the Defined Period with respect to any Debt (including the portion of scheduled payments under capital leases allocable to principal but excluding mandatory prepayments required by Section 2.1 and excluding scheduled repayments of Revolving Loans and other Debt subject to reborrowing to the extent not accompanied by a concurrent and permanent reduction of the Revolving Loan Commitment (or equivalent loan commitment)) to the extent refinanced, in each case as may be permitted by the Financing Documents, with (i) new Debt or (ii) new equity capital.

“Operating Cash Flow” for any applicable Defined Period means the sum of:  (a) EBITDA for the Defined Period; minus (b) unfinanced capital expenditures for the Defined Period; plus (c) net cash proceeds received from new Debt or equity received during the Defined Period, after giving effect to direct uses of these proceeds for the prepayment of Debt principal (including the portion of scheduled payments under capital leases allocable to principal), capital raising fees, acquisitions, and other similar non-working capital uses of the proceeds.

“Total Net Debt” means, as of any date of determination, (a) an amount equal to the total aggregate principal amount of Debt of the Parent and its Subsidiaries for borrowed money (including, without limitation, the principal amount of Obligations hereunder, the principal amount Subordinated Debt, capitalized leases and the outstanding balance of the Subordinated Debt, and all earnouts, deferred and contingent consideration and seller financing with respect to any acquisition) as of such date, less (b) any unrestricted cash and cash equivalents that are (i) owned by any Credit Party or any direct or indirect foreign Subsidiary thereof as of such date, and (ii) not subject to any Lien (other than a Lien in favor of the Agent or JIG, but excluding, however, any cash and cash equivalents in a specified amount pledged to or held by the Agent or JIG to secure a specified obligation in that amount), as of such date. For purposes of calculating Total Net Debt, the amount of any revolving Debt outstanding as of any Fiscal Month end test date shall be deemed to be outstanding on the last day of such Fiscal Month.

“Total Leverage Ratio” means for any specified measurement period the ratio of (a) Total Net Debt of Parent and its Consolidated Subsidiaries as of the last day of such measurement period to (b) Adjusted EBITDA for such period, calculated on a trailing twelve-month basis ending on the last day of such measurement period.

Attachment 2 to Amendment No. 17 To Credit And Security Agreement

Form of Compliance Certificate

This Compliance Certificate is given by _____________________, a Responsible Officer of MONROE STAFFING SERVICES, LLC (“Borrower Representative”) and of STAFFING 360 SOLUTIONS, INC. (“Parent”), pursuant to that certain Credit and Security Agreement dated as of April 8, 2015 among the Borrower Representative, FARO RECRUITMENT AMERICA, INC., LIGHTHOUSE PLACEMENT SERVICES, INC., STAFFING 360 GEORGIA, LLC, and KEY RESOURCES, INC., Parent and any additional Borrower that may hereafter be added thereto (collectively, “Borrowers”), MidCap Funding IV Trust (as successor by assignment from MidCap Funding X Trust), individually as a Lender and as Agent, and the financial institutions or other entities from time to time parties hereto, each as a Lender (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

The undersigned Responsible Officer hereby certifies to Agent and Lenders (in his or her capacity as a Responsible Officer and not in his or her individual capacity) that:

a)

the financial statements delivered with this certificate in accordance with Section 4.1 of the Credit Agreement fairly present in all material respects the results of operations and financial condition of Parent and its Consolidated Subsidiaries as of the dates and the accounting period covered by such financial statements;

b)

I have reviewed the terms of the Credit Agreement and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and conditions of Parent and its Consolidated Subsidiaries, including, without limitation, the Credit Parties, during the accounting period covered by such financial statements and such review has not disclosed the existence during or at the end of such accounting period, and I have no knowledge of the existence as of the date hereof, of any condition or event that constitutes a Default or an Event of Default, except as set forth in Schedule 1 hereto, which includes a description of the nature and period of existence of such Default or an Event of Default and what action Borrowers and Parent have taken, are undertaking and propose to take with respect thereto;

c)

except as noted on Schedule 2 attached hereto, the Credit Agreement contains a complete and accurate list of all business locations of Credit Parties and Guarantors and all names under which Credit Parties and Guarantors currently conduct business; Schedule 2 specifically notes any changes in the names under which any Borrower or Guarantor or other Credit Party conduct business;

d)

any federal or state tax liens having been filed against any Borrower, Guarantor, any other Credit Party or any Collateral or (ii) any failure of any Borrower or Guarantors to make required payments of withholding or other tax obligations of any Borrower, Guarantor or other Credit Party during the accounting period to which the attached statements pertain or any subsequent period;

e)

except as noted on Schedule 3A attached hereto, Schedule 5.14 to the Credit Agreement contains a complete and accurate statement of all deposit accounts and investment accounts maintained by Borrowers, Guarantors and other Credit Parties;

f)

except as noted on Schedule 4 attached hereto and Schedule 3.6 to the Credit Agreement, the undersigned has no knowledge of any current, pending or threatened: (i) litigation against any Borrower, Guarantor or other Credit Party; (ii) inquiries, investigations or proceedings concerning the business affairs, practices, licensing or reimbursement entitlements of any Borrower, Guarantor or other Credit Party; or (iii) any default by any Borrower, Guarantor or other Credit Party under any Material Contract to which it is a party;

g)

except as noted on Schedule 5 attached hereto, no Borrower, Guarantor or other Credit Party has acquired, by purchase, by the approval or granting of any application for registration (whether or not such application was previously disclosed to Agent by Borrowers) or otherwise, any Intellectual Property that is registered with any United States or foreign Governmental Authority, or has filed with any such United States or foreign Governmental Authority, any new application for the registration of any Intellectual Property, or acquired rights under a license as a licensee with respect to any such registered Intellectual Property (or any such application for the registration of Intellectual Property) owned by another Person, that has not previously been reported to Agent on Schedule 3.17 to the Credit Agreement or any Schedule 5 to any previous Compliance Certificate delivered to Agent;

h)

except as noted on Schedule 6 attached hereto, no Borrower, Guarantor or other Credit Party has acquired, by purchase or otherwise, any Chattel Paper, Letter of Credit Rights, Instruments, Documents or Investment Property that has not previously been reported to Agent on any Schedule 6 to any previous Compliance Certificate delivered by Borrower Representative to Agent.

i)

except as noted on Schedule 7 attached hereto, no Borrower or Guarantor is aware of any commercial tort claim that has not previously been reported to Agent on any Schedule 7  to any previous Compliance Certificate delivered by Borrower Representative to Agent;

j)

Borrowers, Guarantors and Credit Parties (if any) are in compliance with the covenants contained in Article 6 of the Credit Agreement, and in any Guarantee constituting a part of the Financing Documents, as demonstrated by the calculation of such covenants in the Worksheets attached hereto, [except as set forth below with respect to the  ____________ financial covenant]; in determining such compliance, the following calculations have been made: [See attached Worksheets]. Such calculations and the certifications contained therein are true, correct and complete, and the Parent and Borrowers hereby certify that each of the Addbacks (as such term is defined in the Worksheets) are reasonably identifiable and factually supportable (in the good faith determination of the Parent and Borrowers). The Parent and Borrowers hereby acknowledge and agree that upon the request by the Agent, the Parent and Borrowers shall promptly (and in any event not later than five (5) Business Days’ following such request by the Agent) furnish to the Agent all appropriate information and supporting documentation in form and scope reasonable satisfactory to the Agent as is necessary in the good faith judgment of the Agent to demonstrate that such items are in fact reasonably identifiable and factually supportable (in the good faith determination of the Parent and Borrowers).

k)

A calculation of the Fixed Charge Coverage Ratio, which calculation is required by Article 6 of the Credit Agreement, is set forth on the applicable worksheet attached hereto. The calculation contained therein is true, correct and complete.

The foregoing certifications are made as of the date of this certificate set forth above, except that all certifications and computations in clause (j) above regarding financial covenant compliance and clause (k) above regarding the required calculation of the Fixed Charge Coverage Ratio, are made as of _______________, 20__ (the “Fiscal Month End”) [refer to applicable month end for which this Compliance Certificate is being delivered].

STAFFING 360 SOLUTIONS, INC., a
Delaware corporation

By:
Name:
Title:

MONROE STAFFING SERVICES, LLC, a
Delaware limited liability company

By:
Name:
Title:

Attachment 3 to Amendment No. 17 To Credit And Security Agreement

Description of Existing Defaults

1.

Failure to maintain compliance with the required Fixed Charge Coverage Ratio for the Fiscal Months ending June 30, 2020 and August 31, 2020, as required by Section 6.2 of the Credit Agreement, which is an Event of Default under Section 10.1(a)(iii) of the Credit Agreement.

2.	Parent is in default under the JIG Note Purchase Agreement, which is an Event of Default under Section 10.1(d)(ii) of the Credit Agreement.